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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                             APRIL 11, 2002

          MTS INCORPORATED CONFIRMS PENDING SALE OF OPERATIONS IN JAPAN
                         TO NIKKO PRINCIPAL INVESTMENTS

Sacramento, CA - MTS, Incorporated, dba Tower Records, the leading independent specialist entertainment software retailer, today announced that it has entered into an agreement for the sale of its Japanese operations to a corporation, wholly owned by Nikko Principal Investments Japan Ltd., for 16 billion yen, or approximately $122 million. The purchaser will continue to operate all 51 of the stores throughout Japan under the leadership of the current management and with the Tower Records brand.

Tower Records has also received a sixty day extension on the maturity of the company's existing credit facility to June 23, 2002, in order to complete the transaction. In addition, the company stated that it intends to refinance its credit facility upon the completion of the sale of the Japanese operations.

Michael Solomon, president and CEO for Tower Records said, "This investment will strengthen potential growth for the Japanese company and the Tower Records brand in what is the second largest music retail market in the world. In turn, this will provide employees and the excellent management team in Japan with further opportunities for expansion. For us here in the US, the sale completes a substantial part of our debt restructuring strategy and, upon completion, will enable Tower Records to significantly pay down its current credit facility."

President and CEO for Nikko Principal Investments Japan Ltd., Hirofumi Hirano said, " We are delighted that we will become the new shareholder of Tower Records Japan. Tower Records is such a well-known brand throughout the world and has existed here in Japan since 1979. We fully intend to preserve and perpetuate the integrity of the brand based on Tower's unique retail principles, while developing opportunities to expand the chain in Japan."

MTS, Incorporated, retained Deutsche Bank Group, to conduct a competitive auction process for the divestiture of its Japanese stores and operations.

As Tower Records transitions from restructuring to recovery mode, the company will continue to contain expenses and adhere to strict budgeting initiatives. The company intends to increase its focus on working

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capital improvement, pricing strategies, improved customer service and store merchandising, as well as product diversification and slow and steady domestic expansion.

STRUCTURE OF THE TRANSACTION

The target closing date for the transaction is May 21, 2002. The acquiring company will purchase from Tower Records all of the outstanding stock of Tower Records K.K. and the Japanese trademarks, service marks and trade names associated with Tower Records' Japanese operations. Consummation of the transaction is subject to certain conditions, including the purchaser's completion of financing for the acquisition and Tower Records' satisfactory refinancing of its existing credit facility.

ABOUT TOWER RECORDS

Since 1960 Tower Records has been recognized and respected throughout the world for its unique brand of retailing. Founded in Sacramento CA, by current Chairman Russ Solomon, the company's growth over four decades has made Tower Records a household name.

Tower Records currently owns and operates 172 stores worldwide with franchise operations in eight countries. The company opened one of the first Internet music stores on America Online in June 1995 and followed a year later with the launch of Tower.Records.com. The site was named "Best Music Commerce site" by Forrester Research in Fall 2000.

Tower Records' commitment to introducing its customers to the latest trends in new product lines is paramount to the organization's retail philosophy. Tower forges ahead with the development of exciting shopping environments, espousing diverse product ranges, artist performance stages, personal electronics departments, and digital centers. Tower Records maintains its commitment to providing the deepest selection of packaged entertainment in the world merchandised in stores that celebrate the unique interests and needs of the local community.

ABOUT NIKKO PRINCIPAL INVESTMENTS JAPAN LIMITED

Nikko Principal Investments Japan Ltd. ("NPI") is a wholly owned subsidiary of Nikko Cordial Corporation ("Nikko") (code: 8603, Tokyo Stock Exchange, First Section), one of the top three securities companies in Japan. NPI is the merchant banking unit of Nikko and currently has over 20 portfolio companies. Together with its sister company in London, Nikko Principal Investments Ltd., NPI currently manages Nikko's own capital worth over 80 billion yen in Japanese and European assets on a mid-to-long term perspective.

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This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the context of the statement or the use of words such as "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. These statements are based on MTS Incorporated's current expectations and beliefs. Actual results could differ materially from the results implied by these statements, and could include the failure to consummate the contemplated sale of Tower Records K.K. Factors that may cause or contribute to such differences include NPI's inability to secure financing for the acquisition purchase price, MTS, Incorporated's inability to refinance its existing credit facility, or the failure of either party to satisfy any other conditions to the closing of the transaction; changes in Tower Records K.K.'s business during the period between now and the target closing date; adverse reactions to the proposed transaction by customers, suppliers and strategic partners; the impact of the sale of Tower Records K.K. on MTS, Incorporated's remaining operations and other risks detailed from time to time in MTS Incorporated's periodic reports filed with the United States Securities and Exchange Commission.

Contact: Louise Solomon                      Jun Hayase
Tower Records                                Nikko Principal Investments Japan
(916) 373 2574                               (813) 3500 0169
lsolomon@towerrecords.com                    hayase@pi.nikko.co.jp